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Regeneron Pharmaceuticals, Inc.
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A N N U A L R E P O R T GRO W TH THROUGH INNO V ATION M EN U >

CONTENTS

3 REGENERON AT A GLANCE

4 SHAREHOLDER LETTER

7 MARKETED PRODUCTS

12 LATE-STAGE PIPELINE

15 ADDITIONAL PIPELINE PROGRAMS

20 GROWTH

22 CITIZENSHIP

28 FORWARD-LOOKING STATEMENTS

29 CORPORATE INFORMATION

30 REFERENCES

)) REGENERON AT A GLANCE FDA-approved medicines doses of EYLEA® delivered globally in 2016 molecules in clinical trials across multiple therapeutic areas ' Q c:J c:::::::J c:::::::Jc:::::::J c:::::::J [i)[i)[i)[i)[i) N II II • + sequenced by the Biopharma in Science Top Employer Survey Most Innovative Company, according to Forbes consented individuals peer-reviewed publications in 2016 Regeneron Genetics Center Regeneron employees worldwide committed to supporting the prestigious Science Talent Search competition annual reduction in greenhouse gas emissions per employee + ' REGENERON 3 2016 ANNUAL REPORT MENU < >

DEAR FELLOW SHAREHOLDERS,

In 2016, we reaffirmed our core strategy of growth through innovation and continued to advance our mission of consistently and repeatedly bringing important new medicines to patients in need.

Turning science into important drugs is one of the most difficult activities an organization can undertake. Despite thousands of biopharmaceutical companies in the United States and billions in R&D spend, only 22 novel drugs were approved by the U.S. Food and Drug Administration (FDA) in 2016. Of these, only eight were first in class, and even fewer targeted major diseases affecting millions of people. With this background, it is quite a testament to the Regeneron team that, by the end of 2017, we anticipate having five new medicines approved since 2011, all of which are first- or second-in-class therapies.

We laid important groundwork last year that has positioned us for a potentially transformational year in 2017, with two important new drug launches. Dupixent® (dupilumab) Injection was approved on March 28, 2017, by the FDA and the launch is ongoing. Moderate-to-severe atopic dermatitis is a serious inflammatory disease with limited treatment options. Patients suffer with widespread rash, debilitating itching, and other challenges. We believe Dupixent, which the FDA had designated a Breakthrough Therapy, represents an important scientific advance and, most importantly, new hope for patients in need. We also recently resubmitted our U.S. application for Kevzara® (sarilumab) for the treatment of moderately to severely active rheumatoid arthritis, and expect an FDA decision later in 2017.

Turning to our currently marketed medicines, we continue to bring EYLEA® (aflibercept) Injection, our market-leading therapy for the treatment of serious vision-threatening diseases, to more and more indicated patients. In 2016, EYLEA global net sales were $5.2 billion, including $3.3 billion in U.S. net sales. We continue to work to improve outcomes in serious retinal diseases and have an ongoing Phase 3 trial with EYLEA in diabetic retinopathy, as well as a combination program evaluating EYLEA co-formulated with nesvacumab, an investigational ANG-2 antibody.

Praluent® (alirocumab) Injection, our therapy for uncontrolled LDL cholesterol, demonstrated gradual sales growth in 2016, reaching $116 million in global net sales. This growth was hampered by significant access challenges and a desire from payers and physicians to see positive outcomes data. We expect to complete our 18,000-patient ODYSSEY OUTCOMES study by the end of 2017. Together with our collaborators at Sanofi, we continue to defend our position

By the end of 2017, we anticipate having five new medicines approved since 2011, all of which are first- or second-in-class therapies.

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in the ongoing patent litigation related to Praluent. We believe the controlling law and facts support our position and look forward to a timely resolution of this matter. We also have a late-stage program ongoing for fasinumab, our antibody to Nerve Growth Factor (NGF) for osteoarthritis pain and chronic lower back pain, and in 2016, we entered a major new global collaboration with Teva for the development of this product candidate, which will help us advance this program. Our late-stage pipeline is rounded out with suptavumab, our antibody to respiratory syncytial virus (RSV), a serious respiratory infection in infants, and our PD-1 antibody, REGN2810, for the treatment of non-small cell lung cancer (NSCLC) and a serious skin cancer. Our pipeline continues to grow with potential innovations across a number of serious diseases. Dupilumab, in particular, has the potential to represent a pipeline in a single compound as the therapy targets a key signaling pathway that is believed to drive a number of allergic diseases. We expect top-line Phase 3 results for dupilumab in patients with asthma, followed by a potential U.S. regulatory submission in this indication by year-end 2017. We are also studying dupilumab in late-stage trials of patients with nasal polyps, pediatric asthma, and pediatric atopic dermatitis, in addition to earlier-stage studies in eosinophilic esophagitis. Our early-to-mid-stage programs also continue to make important progress. Programs include evinacumab, our Angptl-3 antibody for homozygous familial hypercholesterolemia, an inherited lipid disorder; additional immuno-oncology candidates, including a bi-specific antibody for blood cancers; and an Activin A antibody for a rare and extremely serious disease known as Fibrodysplasia Ossificans Progressiva. We continue to prioritize ongoing investment in technology and innovation, which we believe will position us to bring needed new medicines to patients for many years to come. One of these efforts is the Regeneron Genetics Center (RGC), which in just a little over three years after launch has sequenced more than 150,000 consented individuals. In March 2017, the RGC embarked on an important collaboration in the United Kingdom with the goal of sequencing all the participants in the UK Biobank, the world’s most comprehensive health resource, which includes samples and medical records from 500,000 volunteer participants. Importantly, the RGC efforts have already identified exciting new targets for drug development. We continue to prioritize ongoing investment in technology and innovation, which we believe will position us to bring needed new medicines to patients for many years to come. < < M E NMU E N U > > 2 0 1 6 A N N U A L R E P O R T5

As we have grown to employ over 5,500 people, we have also grown physically — we continue to expand our manufacturing facilities in Rensselaer, New York, and Raheen, Ireland, and we also purchased an office building near our Tarrytown, New York facility, which will help expand the footprint of our headquarters in Westchester County, New York. Also, in early 2017, we completed a new lease financing for our Tarrytown corporate headquarters. As a result of this transaction, we have obtained an option to buy the facility at the end of the five-year lease term and are poised to benefit from immediate cash savings and increased flexibility for future growth. commitment to support this program, which plays a critical role in the development of a strong science talent pipeline for generations to come and in elevating the place of science in our society. We invite you to read about our 2016 accomplishments, financial performance and corporate citizenship efforts in our online annual report and in our 2016 Annual Report on Form 10-K, which are available on the Investor Relations portion of our website. We are very much looking forward to a successful 2017 and continuing to deliver on our mission of developing transformative medicines for patients. Finally, in 2016, we were thrilled to expand our long-standing dedication to science education with a major philanthropic commitment to inspire future innovators. We became only the third sponsor in 75 years of the nation’s oldest and most prestigious high school science competition, now known as the Regeneron Science Talent Search. This program was previously sponsored by Intel, and before that, by Westinghouse. We have made a 10-year, $100 million Sincerely, Len, George, and Roy Leonard S. Schleifer, MD, PhD President and Chief Executive Officer George D. Yancopoulos, MD, PhD President and Chief Scientific Officer P. Roy Vagelos, MD Chairman of the Board 6 2 0 1 6 A N N U A L R E P O R T < M E NMU E N U > > <

M A R K E T E D P R O D U C T S MAKE GRE AT MEDICINE THEN DO IT A G AIN AND A G AIN < < M E NMU E N U > > 2 0 1 6 A N N U A L R E P O R T7

EYLEA® (AFLIBERCEPT) INJECTION AND RETINAL DISEASE PROGRAMS Market-leading anti-VEGF approved in more than 100 countries for the treatment of key blindness-causing retinal conditions including wet age-related degeneration (AMD) and diabetic macular edema (DME). macular E Y L E A U.S . S A L E S : 24% INCRE A SE $3.32 bn EYLEA global net sales exceeded $ 5 billion in 2016. In the United States, EYLEA net sales increased 24% to $ 3.32 billion for the full year 2016 from $2.68 billion for the full year 2015. Outside of the United States, where our collaborator Bayer HealthCare commercializes EYLEA, net sales were $1.87 billion in 2016, compared to $1.41 billion in 2015. Regeneron recognized $ 649 million from its share of net profit outside the United States in 2016, compared to $467 million in 2015. $2.68 bn $1.74 bn “We’re proud that EYLEA has helped many patients over the last several years. We continue to work on new innovations for people with serious vision-threatening diseases in an effort to further improve outcomes for these patients.” — Robert L. Vitti, MD, Vice President and Head of Ophthalmology 20 1 4 2 0 15 2 0 16 E Y L E A E X-U.S . S A L E S : 3 3 % INCRE A SE $1.87 bn $1.41 bn $1.04 bn In 2017, we continue to enroll patients in our ongoing Phase 3 study of EYLEA in non-proliferative diabetic retinopathy, a common eye disease that impacts many people with diabetes. In addition to this new indication, we are exploring EYLEA in combination with nesvacumab, an anti-angiopoietin 2 antibody, in two fully enrolled Phase 2 trials — RUBY in DME and ONYX in wet AMD. In 2016, we discontinued the development of another EYLEA combination therapy, aflibercept + rinucumab, an anti–platelet-derived growth factor receptor beta (anti-PDGFR-beta) antibody, which did not demonstrate improvement in best corrected visual acuity (BCVA) compared to aflibercept monotherapy in our Phase 2 CAPELLA study. Though pre-clinical data for the co-formulation of aflibercept and nesvacumab are more supportive, EYLEA sets a very high efficacy bar in the treatment of these disease indications. 20 1 4 2 0 15 2 0 16 Sales increases represent year-over-year growth from 2015 to 2016. < < M E NMU E N U > > 2 0 1 6 A N N U A L R E P O R T8

PR ALUEN T ® ( ALIROCUMAB) IN JEC T ION Monoclonal antibody targeting PCSK9 (proprotein convertase subtilisin/kexin type 9) available in two doses, allowing for dose adjustment based on patients’ LDL-C–lowering needs. “After I suffered a major heart attack and was at risk for another one, I was afraid I would not be here for the future of my two children. Now that my bad cholesterol is under control, I feel like I have my life back!” — Peggy, Praluent patient Praluent completed its first full year on the market in 2016, with $116 million in global net sales. Praluent is a PCSK9 inhibitor approved by the FDA as adjunct to diet and maximally tolerated statin therapy for the treatment of heterozygous familial hypercholesterolemia or clinical atherosclerotic cardiovascular disease in adults who require additional lowering of LDL-C (often referred to as “bad cholesterol”). The effect of Praluent on cardiovascular morbidity and mortality has not been determined. The ongoing ODYSSEY OUTCOMES clinical trial program, which is evaluating the potential of Praluent to prevent heart attacks, stroke and cardiac death, reached full enrollment in 2015, with more than 18,000 patients at over 2,000 study centers. Two prespecified interim analyses were performed by an independent Data Monitoring Committee in 2016 — the first, a futility analysis when 50% of cardiovascular events had occurred, and the second analysis, for both futility and overwhelming efficacy, when 75% of cardiovascular events had occurred. The trial continued as planned following both analyses, and we expect to complete the study in late 2017. We continue to be involved in patent litigation with Amgen related to Praluent. In 2016, a District Court jury ruled against us, upholding the validity of Amgen’s patents. In early 2017, the District Court granted a permanent injunction requested by Amgen, preventing the marketing, selling, or commercial manufacturing of Praluent in the United States. We have appealed both of these decisions to the U.S. Court of Appeals for the Federal Circuit, which hears all biopharmaceutical patent litigation appeals, and the court has stayed (suspended) the permanent injunction for Praluent that was granted by the District Court, pending appeal. This stay ensures that Praluent will continue to be available to patients during the ongoing appeal process. We strongly believe that the controlling law and facts support our position that Amgen’s asserted patent claims are invalid. We look forward to pursuing our appeal over the coming months. < < M E NMU E N U > > 2 0 1 6 A N N U A L R E P O R T9

DUPIX EN T ® ( DUPILUM A B) IN JEC T ION First-in-class monoclonal antibody that treats moderate-to-severe atopic dermatitis (AD) by blocking IL-4 and IL-13, two key cytokines involved in allergic diseases. Dupixent has been approved in the United States and is under regulatory review in the European Union for the treatment of atopic dermatitis (AD). It is also being studied in other allergic conditions including asthma, nasal polyps, and eosinophilic esophagitis. “I so appreciate all the researchers who worked on bringing Dupixent to atopic dermatitis patients like me. I now feel confident spending time with my family, continuing my music career and living my life to the fullest.” — Lisa, harpist and Dupixent patient In March of 2017, Dupixent was approved by the FDA for the treatment of moderate-to-severe AD in adults whose disease is not adequately controlled with topical prescription therapies or for whom those therapies are not advisable. Dupixent can be used with or without topical corticosteroids. With our collaborator Sanofi, we launched the product to the commercial market shortly following approval. We are excited to provide this first-in-class medicine to adult patients who, up until the approval of Dupixent, had no FDA-approved biologic therapies to treat their uncontrolled moderate-to-severe AD. Additionally, in December of 2016, the European Medicines Agency (EMA) accepted for review the Marketing Authorization Application (MAA) for Dupixent for the treatment of moderate-to-severe AD in adults who are candidates for systemic therapy. We expect a decision from the EMA later in 2017. In 2016, we reported positive data from three Phase 3 trials of Dupixent (LIBERTY AD SOLO 1, LIBERTY AD SOLO 2, and LIBERTY AD CHRONOS) in adult patients with moderate-to-severe AD. In these studies, treatment with Dupixent as monotherapy or as concomitant treatment with topical medications significantly improved measures of overall disease severity, skin clearing, and itching. We are also studying dupilumab in pediatric patients with moderate-to-severe AD, and have been granted Breakthrough Therapy designation by the FDA for a subset of pediatric patients with moderate-to-severe AD. We began a Phase 3 trial in adolescents (aged 12 to 17 years) with moderate-to-severe AD in the first quarter of 2017, and we expect to initiate a trial in children (aged 6 to 11 years) with severe AD later in 2017. Our second pivotal study for the treatment of asthma, LIBERTY ASTHMA QUEST, is fully enrolled, with data expected in the second half of 2017. We plan to submit a U.S. regulatory filing for dupilumab in this indication by year-end 2017. In the second quarter of 2017, we anticipate beginning enrollment of a Phase 3 trial in uncontrolled, persistent asthma in children (aged 6 to 11 years). Progress continues on our other indications as well. We have begun enrolling patients with nasal polyps in two Phase 3 trials, and expect to begin enrolling patients with food allergies in a Phase 2 trial in the second half of 2017. We also expect Phase 2 data from our ongoing trial in patients with eosinophilic esophagitis in the second half of 2017. <<M E NMU E N U >>2 0 1 6 A N N U A L R E P O R T10

KEVZARA® (SARILUMAB) INJECTION

IL-6R antibody under U.S. and EU regulatory review for the treatment of rheumatoid arthritis (RA). Kevzara has been approved in Canada.

In 2016, we reported positive data from the Phase 3 SARIL-RA-MONARCH monotherapy study, which met its primary endpoint by demonstrating that Kevzara was superior to Humira® (adalimumab) in improving signs and symptoms in adults with active RA who were inadequate responders to, intolerant of, or inappropriate candidates for methotrexate. It was the first time a subcutaneously delivered IL-6 receptor blocker demonstrated superiority over adalimumab monotherapy in RA.

In 2016, the EMA accepted for review the MAA for sarilumab, and an application for marketing approval for sarilumab was submitted in Japan. In the United States, we, along with our collaborator Sanofi, submitted the U.S. Biologics License Application (BLA) for Kevzara in November 2015, and were assigned a Prescription Drug User Fee Act (PDUFA) date of October 30, 2016. On October 28, 2016, we received a Complete Response Letter (CRL) from the FDA related to a Sanofi manufacturing facility. In early 2017, after the facility completed a successful FDA re-inspection, we resubmitted the Kevzara BLA. We expect an FDA decision in the second quarter of 2017. Finally, in February 2017, Kevzara received approval and was launched in the commercial market in Canada for the treatment of moderately to severely active RA in adults who have had an inadequate response or intolerance to one or more biologic or non-biologic disease-modifying antirheumatic drugs (DMARDs).

"RA impacts every aspect of my life and when its uncontrolled it makes me feel like I can't do anything I love. I'm so glad people continue to develop new treatments so I can go back to doing the things I love – playing with my five grandchildren, quilting, and cooking."

— Michelle, seamstress and RA clinical trial patient

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L AT E - S TA G E P I P E L I N E NE VER S T OP A SKING WHY <<M E NMU E N U >>2 0 1 6 A N N U A L R E P O R T12

PIPELINE (as of April 2017)

Regeneron has fifteen fully human monoclonal antibodies in clinical development that were developed using our proprietary *VelocImmune*® technology.

PHASE 1

REGN1908-1909
Feld1 Antibody
Allergic disease

REGN2810*
PD-1 Antibody
Cancer

REGN1979
CD20XCD3 Antibody
Cancer
(also in combination with REGN2810)

REGN3470-3471-3479
Antibody to Ebola virus
Ebola virus infection

TREVOGRUMAB
GDF8 Antibody
(in combination with REGN2477)

REGN2477
Activin A Antibody
Fibrodysplasia ossificans progressiva
(also in combination with trevogrumab)

REGN3500*
IL-33 Antibody
Inflammatory diseases

REGN3767*
LAG-3 Antibody
Cancer (also in combination with REGN2810)

PHASE 2

DUPILUMAB*
IL-4R Antibody
Eosinophilic esophagitis

SARILUMAB*
IL-6R Antibody
Juvenile idiopathic arthritis

EVINACUMAB
Angptl3 Antibody
Homozygous familial hypercholesterolemia

FASINUMAB†
NGF Antibody
Pain due to chronic lower back pain

NESVACUMAB + AFLIBERCEPT^
Ang2 Antibody + Aflibercept
Wet age-related macular degeneration, diabetic macular edema

REGN2810*
PD-1 Antibody
Advanced cutaneous squamous cell carcinoma

PHASE 3

ALIROCUMAB*
PCSK9 Antibody
Hypercholesterolemia

SARILUMAB*
IL-6R Antibody
Rheumatoid arthritis

DUPILUMAB*
IL-4R Antibody
Atopic dermatitis in children, asthma in adults and children, nasal polyps

AFLIBERCEPT
VEGF-Trap
Diabetic retinopathy without diabetic macular edema

SUPTAVUMAB
RSV Antibody
Respiratory syncytial virus infection

FASINUMAB†
NGF Antibody
Pain due to osteoarthritis

* *in collaboration with Sanofi*
^ *in collaboration with Bayer HealthCare ex-U.S.*
† *in collaboration with Mitsubishi Tanabe Pharma Corporation (Asia) and Teva*

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SUPTAVUMAB

Fully human monoclonal antibody being investigated for the prevention of serious lower respiratory tract infections associated with respiratory syncytial virus (RSV).

In 2016, we continued enrollment of the Phase 3 NURSERY-preterm trial that is evaluating the efficacy, safety, pharmacokinetics (PK) and immunogenicity of suptavumab in infants born at a gestational age of 35 weeks or less who are younger than 6 months. We expect to report topline data from this trial in the second half of 2017.

"An RSV infection can be serious and very frightening for parents of infants and young children — we're evaluating a therapeutic candidate to see if it has the potential to prevent these infections before they start."

— Leah Lipsich, PhD, Vice President, Strategic Program Direction

FASINUMAB

Nerve growth factor–targeting antibody being evaluated for novel, non-opioid approach to certain chronic pain conditions.

In 2016, we announced a global collaboration to develop and commercialize fasinumab with Teva, a leading global pharmaceutical company with expertise in pain therapeutics. Under a previously announced collaboration agreement with Regeneron, Mitsubishi Tanabe Pharma Corporation (MTPC) has exclusive development and commercial rights to fasinumab in Japan, Korea, and nine other Asian countries. We believe both Teva and MTPC will be strong partners in potentially bringing fasinumab to the market and those patients in need.

We launched a large Phase 3 clinical program studying fasinumab for pain due to osteoarthritis (OA) in 2016 and continue to enroll patients. The FDA placed our Phase 2 trial in chronic lower back pain (CLBP) on hold in the fourth quarter of 2016, following the observation of a case of rapidly progressing OA in a patient who was receiving high-dose fasinumab and had a history of advanced OA of the knee. This event prompted an unplanned interim analysis of the study, which had completed 70% of its targeted enrollment and showed clear evidence of efficacy and improvement in pain scores for all dosing groups. Following communications with the FDA, we plan to continue development of fasinumab in CLBP without advanced OA. In collaboration with Teva, we expect to initiate a Phase 3 trial in 2017.

OA affects more than **30 MILLION** adults in the U.S.[1]

80% of people with OA report some degree of movement limitation[2]

Back pain is the **MOST COMMON** type of pain among adults in the U.S.[3]*

*Includes low back pain, severe headache or migraine and neck pain.

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A D D I T I O N A L P I P E L I N E P R O G R A M S OUR GRE ATES T DISCO VERIES HA VE YE T T O BE DEFINED <<M E NMU E N U >>2 0 1 6 A N N U A L R E P O R T15

IMMUNO - ONCOLOGY Our portfolio in this rapidly developing field grew in 2016, through both new product candidates and new indications for existing candidates, supported by our ongoing collaboration with Sanofi. Our growing clinical-stage immuno-oncology pipeline now includes three antibodies: a PD-1 inhibitor, a CD20xCD3 bi-specific antibody, and an antibody to LAG3. In 2016, we presented Phase 1 data from our PD-1 program, which helped us determine the therapeutic dose for our ongoing, potentially pivotal Phase 2 trial in cutaneous squamous cell carcinoma. This study is currently enrolling patients. In 2017, we plan to initiate a Phase 3 study in non-small cell lung cancer, as well as a potentially pivotal study in basal cell carcinoma. We also presented interim data from our CD20xCD3 bi-specific program in 2016. The CD20xCD3 antibody is currently in clinical trials both as a monotherapy and as a combination therapy with our PD-1 antibody. We are also conducting studies of REGN3767, our antibody to LAG3, both as a monotherapy and as a combination therapy with our PD-1 antibody. A number of additional immuno-oncology antibodies are expected to enter the clinic in 2017 and 2018, and we continue to pursue business development opportunities with novel immuno-oncology approaches that have potential to be combined with antibodies. <<M E NMU E N U >>2 0 1 6 A N N U A L R E P O R T16

RARE DISEASES

We are expanding our research into rare diseases, where serious unmet medical needs provide the opportunity to deliver on our mission of turning science into life-changing medicine.

Our most clinically advanced rare disease antibody, evinacumab, an antibody to Angptl-3, is in clinical development for the treatment of homozygous familial hypercholesterolemia (HoFH), which is the most severe form of hypercholesterolemia. Patients with this disease are at a significantly higher risk of serious cardiac events, including heart attack and stroke. In the first half of 2016, we presented positive interim data from a Phase 2 proof-of-concept study of evinacumab in patients with HoFH.

We also entered REGN2477, our antibody to Activin A, into clinical development for the treatment of fibroplasia ossificans progressiva (FOP). FOP is a progressive, severely disabling, and ultimately fatal disease in which muscles, ligaments, tendons, and other connective tissues are transformed into bone. We entered the drug into a Phase 1 study in healthy volunteers in 2016, and expect to move into a Phase 2 trial in 2017. We also initiated a Phase 1 study of REGN2477 in combination with REGN1033, our antibody to GDF8, in 2016. REGN2477 has been granted orphan drug designation status by the FDA.

In pre-clinical development we have a number of indications and programs identified, including transthyretin-related amyloidosis (TTR), juvenile X-Linked retinoschisis, and a C5 complement inhibitor for the treatment of paroxysmal nocturnal hemoglobinuria (PNH). We are working to advance these programs further in 2017.

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RAPID RESPONSE + INFECTIOUS DISEASE



Regeneron's rapid response capabilities leverage our core *VelociSuite*® technologies to significantly compress the time required for discovery and pre-clinical validation of potential treatments for emerging infectious diseases.

In 2016, work continued on our antibodies to the Ebola virus (REGN3470-3471-3479), where we began a Phase 1 study in healthy volunteers in the first half of 2016, and the antibody was granted orphan designation status by the FDA. This program is in development with the Biomedical Advanced Research and Development Authority (BARDA) of the U.S. Department of Health and Human Services.

In pre-clinical development, we also have antibodies to Middle Eastern respiratory virus (MERS) and the Zika virus.

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REGENERON GENETICS CENTER

The Regeneron Genetics Center (RGC) is one of the world's largest genetic sequencing initiatives, providing important insights into target identification and clinical development.

The Regeneron Genetics Center (RGC) is a leader in human genetics research. Our RGC scientists have sequenced more than 150,000 consented individuals, entered into more than 30 academic collaborations, and have continuously supported our clinical development efforts. We expect these efforts to help us discover new targets, indications and biomarkers that could better predict drug response, and help de-risk the process of bringing new medicines into the clinic. We ended 2016 with two simultaneous publications in *Science*, one of which provided the first overall description of the Geisinger-Regeneron Genetics Center (RGC) collaboration known as DiscovEHR, and the other demonstrated the underdiagnosis and undertreatment of familial hypercholesterolemia (FH) through pairing genetic variants causing FH with their de-identified medical histories.

In March 2017, we announced a major new RGC initiative with UK Biobank and GSK, in which we will be sequencing 500,000 individuals in the UK Biobank's health resource. We expect new and important publications and continued RGC progress in 2017.



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G R O W T H BE AN ENGINE OF INVENTION <<M E NMU E N U >>2 0 1 6 A N N U A L R E P O R T20

GROW T H Be an engine of invention. In 2016, we continued to grow, adding both employees and other important assets. Our manufacturing facilities in Rensselaer and Raheen both grew — in Rensselaer we expanded our product manufacturing operations, and in Raheen we continued construction and hired new employees for the site. We also expanded our headquarters, purchasing an office building near our Tarrytown facility, and in early 2017, we completed new lease financing for our Tarrytown corporate headquarters. As a result of this transaction, we have obtained an option to buy the facility at the end of the five-year lease term and are poised to benefit from immediate cash savings and increased flexibility for future growth. Finally, we welcomed our 5,000th Regeneron employee in 2016. Each employee helps us continually deliver on our mission to help patients with serious diseases, and reminds us that our people are what make Regeneron great. RE V ENUE $4.860 bn $4.104 bn F UL L-T IME EMP L O Y EE S 5,400* 4,300 R & D IN V ES T MEN T† $2.052 bn $1.621 bn $1.271 bn 18 % incr ease 26 % incr ease 27% incr ease $2.820 bn 2,925 20 14 2 0 15 2 0 16 20 14 2 0 15 2 0 16 20 14 2 0 15 2 0 16 *700 hold a PhD and/or MD or PharmD degree. †Generally Accepted Accounting Principles R&D Expenses <<M E NMU E N U >>2 0 1 6 A N N U A L R E P O R T21

C I T I Z E N S H I P MAKING A DIFFERENCE BE Y OND OUR L ABS <<M E NMU E N U >>2 0 1 6 A N N U A L R E P O R T22

FOCUSED ON CRE AT ING A BE T T ER T OMORROW In addition to our dedication to patients and the development of life-transforming medicines, we are committed across the organization to our four pillars of citizenship: FOSTERING the future of scientific innovation CULTIVATING sustainable communities SUPPORTING patient communities NURTURING our high-engagement high-integrity culture <<M E NMU E N U >>2 0 1 6 A N N U A L R E P O R T23

FOSTERING THE FUTURE OF SCIENTIFIC INNOVATION

We believe in future scientists' power to advance societal progress, solve our most pressing global challenges, and create a healthier tomorrow.

REGENERON SCIENCE TALENT SEARCH

In 2016, Regeneron became the new sponsor of the Science Talent Search (STS), a program of the Society for Science & the Public, and our nation's most prestigious science and math competition for high school seniors. This 76-year-old program was previously sponsored by Westinghouse and then by Intel. We made a 10-year, $100-million commitment, and nearly doubled the competition's overall award distribution to $3.1 million annually. We are committed to expanding and diversifying the Science Technology Engineering and Math (STEM) talent pool, and have consequently earmarked $30 million for Society programs aiming to increase access to STEM education and resources for underrepresented populations.

REGENERON
SCIENCE
TALENT SEARCH
A program of
SOCIETY FOR SCIENCE & THE PUBLIC
WESTINGHOUSE (1942-1998)
INTEL (1998-2016)

In addition to the Regeneron STS, we focus our STEM education efforts across three areas of impact:

ATTRACTING EXCELLENCE

Progress thrives when the brightest minds go into science. We support these sharp young students by funding programs such as the Regeneron-Westchester Science and Engineering Fair, Regeneron Prize for Creative Innovation and high school research mentorship programs.

WIDENING THE POOL

Recruiting a more diverse STEM workforce starts with awareness and equity. We focus on capacity-building programs that bridge access to quality science education and address systemic change in science instruction. The BioBus, STEM Teaching Fellowship and *Science News* in High Schools are just a few of the ways we drive deeper interest in science, support scientific literacy, and facilitate discovery.

AMPLIFYING A MOVEMENT

As a company founded with the goal of transforming lives through science, we are committed to promoting the important role of science in our society. We are sharing our deep commitment to science education and leading a movement to drive greater collective action across our industry, communities, and country.

2,190
hours of teacher development

4,000
high school subscriptions to *Science News*

298
Regeneron interns

~1,700
Regeneron STS entrants

4,062
hours of science instruction aboard the BioBus (made possible by Regeneron funding)

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2016 ANNUAL REPORT 24

CULTIVATING SUSTAINABLE COMMUNITIES

We proudly expand on our mission to improve human life with our efforts to strengthen our communities through environmental and social action.

COMMUNITY INVOLVEMENT

At Regeneron, volunteering is an essential part of the employee experience. We empower our people to **give back and create meaningful change** in our communities through *Regeneron in the Community*, our company volunteer program. Not only do our employees donate their time, talent and leadership to help tackle some of our communities' pressing problems, but their involvement also inspires communal action.

1,263
volunteers

5,697
hours

650
organizations supported, including our Matching Gifts Program

91%
of employees feel good about the ways we contribute to the community
— *Great Places to Work®* Survey

ENVIRONMENTAL SUSTAINABILITY

As we continue to grow, environmental stewardship and responsible growth remain at our core. In 2013, we set **five-year targets in four major focus areas** to measure and monitor our environmental progress. With just two years remaining, we are on track to meet or exceed each of these goals. With our evolving global collaborations and new product development efforts, we remain committed to monitoring and reducing the environmental impact of our business.

PROGRESS ON FIVE-YEAR GOALS, 2013-2016:

CARBON*
Reduced our greenhouse gas emissions per employee by 31%, exceeding our expanded 2018 goal of 30%

ELECTRICITY*
Reduced our consumption per employee by 2%, moving toward our 2018 goal of 10%

WASTE
68% of our waste avoids the landfill, moving toward our 2018 goal of 90%

HAZARDOUS CHEMICAL WASTE
At 53% reduction per lab employee, we are just short of our 2018 goal of 60%

*Carbon and Electricity baselines are reported based on the original Carbon Disclosure Project (CDP) reporting year; 2013 information noted above corresponds to June 2013 — May 2014 reporting year.

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2016 ANNUAL REPORT 25

SUPPORTING PATIENT COMMUNITIES

Regeneron is committed to supporting patients with serious diseases and ensuring that patients are able to access the medicines they need.

BRINGING ATTENTION TO A DEBILITATING DISEASE

The Understand AD national initiative aims to increase awareness and understanding of atopic dermatitis (AD), in partnership with the National Eczema Association (NEA) and the Dermatology Nurses' Association (DNA). The most common form of eczema, AD is a chronic inflammatory disease with symptoms often appearing as a rash on the skin. The initiative offers a glimpse into the daily struggle of life with AD and connects people to helpful resources such as the NEA.

EDUCATION & AWARENESS FOR CHOLESTEROL MANAGEMENT

In 2016, Regeneron and Sanofi committed to support the American Heart Association's cholesterol education program, Check.Change.Control.Cholesterol, which aims to drive millions of Americans to better cholesterol management. The three-year program will engage patients, caregivers and healthcare practitioners, and provide valuable educational resources to communities across the country.

PARTNERING TO FIGHT A RARE DISEASE

Fibrodysplasia ossificans progressiva (FOP) is an exceedingly rare disease in which bone forms in the muscle and connective tissue. Over time, people living with FOP gradually lose the ability to move and even breathe as their rib cage loses flexibility. When Regeneron discovered that the protein Activin-A played a role in triggering FOP, we made it a priority to reach out to the small but strong FOP community to understand their daily struggles and treatment expectations. Since then, organizations such as the International Fibrodysplasia Ossificans Progressiva Association (IFOPA) and the National Organization for Rare Disorders (NORD) have been integral to informing the development of our investigational candidate REGN2477 and to helping us keep patient needs front and center in our efforts. We've also given back to the FOP community with grants and by sharing our genetically modified FOP mouse model with other scientists to advance basic and translational research. Through these mutually supportive relationships, we have come together with the FOP community to fight this devastating disease.

OUR MEDICINES: ENSURING ACCESS AND EDUCATION

EYLEA® (aflibercept) Injection 4U℠

MyPraluent™

DUPIXENT myway

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NURTURING OUR HIGH-ENGAGEMENT, HIGH-INTEGRITY CULTURE

Creating a one-of-a-kind culture of collaboration and holding ourselves to the highest ethical standards are essential to our company vision.

We believe in the power of original thinking. As a company built on breakthrough ideas, we foster collaboration, curiosity, openness, and inspiration from within — and we do it with an unwavering commitment to ethics. Each of us plays an active role in transforming people's lives through our work, and we pursue this goal with passion and vigor, never losing focus on integrity. Regeneron's people make us who we are, and we are truly more than a company — we're a community.

93% of employees say
"I'm proud to tell others I work here"
– *Great Places to Work®* Survey

"Our culture is rooted in doing the right thing, even when it may not be easy. In the long run, acting ethically and with integrity is essential to the safety of our patients and to our business success."

— Leonard S. Schleifer, MD, PhD, President and CEO

#1
Biopharma Employer,
Science

3RD
Most Innovative Company,
Forbes

3RD CONSECUTIVE YEAR
100 Best Companies to Work For,
Fortune

WORLD'S BEST
World's Best CEOs,
Barron's

R+D
Team of the Year,
Scrip

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2016 ANNUAL REPORT 27

FORWA RD - LOOK ING S TAT EMEN T S This Annual Report includes forward-looking statements that involve risks and uncertainties relating to future events and the future performance of Regeneron Pharmaceuticals, Inc. (“Regeneron” or the “Company”), and actual events or results may differ materially from these forward-looking statements. Words such as “anticipate,” “expect,” “intend,” “plan,” “believe,” “seek,” “estimate,” variations of such words, and similar expressions are intended to identify such forward-looking statements, although not all forward-looking statements contain these identifying words. These statements concern, and these risks and uncertainties include, among others, the nature, timing, and possible success and therapeutic applications of Regeneron’s products, product candidates, and research and clinical programs now underway or planned, including without limitation EYLEA® (aflibercept) Injection, PRALUENT® (alirocumab) Injection, DUPIXENT® (dupilumab) Injection, KEVZARA® (sarilumab) Injection, fasinumab, suptavumab (REGN2222), REGN2810 (antibody to programmed cell death protein 1), Regeneron’s earlier-stage product candidates, Regeneron’s immuno-oncology program, and the use of human genetics in Regeneron’s research process; the extent to which the results from Regeneron’s research programs or preclinical testing may lead to advancement of product candidates to clinical trials or therapeutic applications; unforeseen safety issues resulting from the administration of products and product candidates in patients, including serious complications or side effects in connection with the use of Regeneron’s product candidates in clinical trials; the likelihood and timing of possible regulatory approval and commercial launch of Regeneron’s late-stage product candidates and new indications for marketed products, including without limitation EYLEA, PRALUENT, DUPIXENT, KEVZARA, fasinumab, suptavumab, and REGN2810; risks associated with intellectual property of other parties and pending or future litigation relating thereto, including without limitation the patent litigation relating to Praluent, the permanent injunction granted by the United States District Court for the District of Delaware that, if upheld on appeal, would prohibit Regeneron and Sanofi from marketing, selling, or commercially manufacturing Praluent in the United States, the outcome of any appeals regarding such injunction, the ultimate outcome of such litigation, and the impact any of the foregoing may have on Regeneron’s business, prospects, operating results, and financial condition; the likelihood and timing of achieving any of the anticipated milestones described in this Annual Report; ongoing regulatory obligations and oversight impacting Regeneron’s marketed products (such as EYLEA, PRALUENT, and DUPIXENT), research and clinical programs, and business, including those relating to patient privacy; determinations by regulatory and administrative governmental authorities which may delay or restrict Regeneron’s ability to continue to develop or commercialize Regeneron’s products and product candidates; competing drugs and product candidates that may be superior to Regeneron’s products and product candidates; uncertainty of market acceptance and commercial success of Regeneron’s products and product candidates; the ability of Regeneron to manufacture and manage supply chains for multiple products and product candidates; the ability of Regeneron’s collaborators, suppliers, or other third parties to perform filling, finishing, packaging, labelling, distribution, and other steps related to Regeneron’s products and product candidates; coverage and reimbursement determinations by third-party payers, including Medicare and Medicaid; unanticipated expenses; the costs of developing, producing, and selling products; the ability of Regeneron to meet any of its sales or other financial projections or guidance and changes to the assumptions underlying those projections or guidance; and the potential for any license or collaboration agreement, including Regeneron’s agreements with Sanofi, Bayer, and Teva Pharmaceutical Industries Ltd. (or their respective affiliated companies, as applicable), to be cancelled or terminated without any further product success. A more complete description of these and other material risks can be found in Regeneron’s filings with the U.S. Securities and Exchange Commission, including its Form 10-K for the fiscal year ended December 31, 2016, including in the section thereof captioned “Item 1A. Risk Factors.” Any forward-looking statements are made based on management’s current beliefs and judgment, and the reader is cautioned not to rely on any forward-looking statements made by Regeneron. Regeneron does not undertake any obligation to update publicly any forward-looking statement, including without limitation any financial projection or guidance, whether as a result of new information, future events, or otherwise. <<M E NMU E N U >>2 0 1 6 A N N U A L R E P O R T28

CORPORATE INFORMATION

Common Stock and Related Matters
Our Common Stock is traded on The NASDAQ Global Select Market under the symbol "REGN." Our Class A Stock is not publicly quoted or traded.

The following table sets forth, for the periods indicated, the range of high and low sales prices for the Common Stock as reported by The NASDAQ Global Select Market.

2014	HIGH	LOW
First Quarter	$352.49	$262.97
Second Quarter	$320.00	$269.50
Third Quarter	$369.31	$285.06
Fourth Quarter	$437.64	$320.06

2015	HIGH	LOW
First Quarter	$495.50	$393.00
Second Quarter	$544.00	$433.47
Third Quarter	$605.93	$435.52
Fourth Quarter	$592.59	$448.10

2016	HIGH	LOW
First Quarter	$532.91	$348.96
Second Quarter	$433.93	$329.09
Third Quarter	$443.99	$348.43
Fourth Quarter	$452.96	$325.35

As of April 13, 2017, there were 193 shareholders of record of our Common Stock and 18 shareholders of record of our Class A Stock. The closing sales price for the Common Stock on that date was $370.37.

We have never paid cash dividends and do not anticipate paying any in the foreseeable future.

SEC Form 10-K
A copy of our 2016 Annual Report on Form 10-K filed with the Securities and Exchange Commission (which accompanies and forms part of this 2016 Annual Report to Shareholders) is available without charge from the Regeneron Investor Relations Department.

2017 Annual Shareholder Meeting
The 2017 Annual Shareholder Meeting will be held on Friday, June 9, 2017, at 10:30 a.m. at the Westchester Marriott Hotel, 670 White Plains Road, Tarrytown, New York 10591.

Shareholders' Inquiries
Inquiries relating to stock transfer or lost certificates and notices of changes of address should be directed to our Transfer Agent, American Stock Transfer & Trust Co., 6201 15th Avenue, Brooklyn, New York 11219, (800) 937-5449, www.amstock.com/main. General information regarding the Company, recent press releases and SEC filings are available on our website at www.regeneron.com, or can be obtained by contacting our Investor Relations Department at (914) 847-7741.

Corporate Office
777 Old Saw Mill River Road
Tarrytown, New York 10591-6707
(914) 847-7400

Transfer Agent and Registrar
American Stock Transfer & Trust Co.
6201 15th Avenue
Brooklyn, New York 11219

Independent Registered Public Accounting Firm
PricewaterhouseCoopers LLP

REGENERON®, Science to Medicine® and the following are registered trademarks of Regeneron Pharmaceuticals, Inc.: ARCALYST®, EYLEA®, *VelociGene*®, and *VelocImmune*®. Praluent®, Dupixent®, and Kevzara® are registered trademarks of Sanofi.

REGENERON < MENU > 2016 ANNUAL REPORT 29

REFERENCES 1. Osteoarthritis Fact Sheet. CDC Website. Available at: https://www.cdc.gov/arthritis/basics/osteoarthritis.htm. Accessed March 30, 2017. 2. Semanik P, Chang RW, Dunlop DD. PMR. 2012;4(50):S37–S44. 3. National Center for Health Statistics. Health, United States, 2015. Hyattsville, MD, 2016. <<M E NMU E N U2 0 1 6 A N N U A L R E P O R T30